EXHIBIT 99

DNB Financial Corporation

NEWS RELEASE

For further information, please contact:
Bruce E. Moroney
Sr. Vice President & Chief Financial Officer
610-873-5253	FOR IMMEDIATE RELEASE

DNB Financial Corporation
Reports Earnings for the Second Quarter

(August 3, 2004 — Downingtown, PA) DNB Financial Corporation (“DNB”), parent of DNB First, National Association (the “Bank”), today reported results for the second quarter. Current highlights include:

•	Continued strong loan growth

•	Improvement in net interest income

•	Expanded cash management services

Earnings

During the second quarter 2004, DNB reported net income of $709,000 or $0.37 per share on a diluted basis, compared to a profit of $428,000 or $0.22 diluted earnings per share in the second quarter of 2003. During the quarter, DNB sold land adjacent to its Ludwigs Corner Branch and recognized a $259,000 pre-tax gain. DNB also recognized $172,000 of additional expenses related to its name change for increased advertising as well as disposal of obsolete signage and stationery. For the six months ended June 30, 2004, earnings were $1.4 million or $0.71 per share on a diluted basis, compared to a profit of $920,000 or $0.47 diluted earnings per share for the same period in 2003. The increase in both periods continues to reflect the positive effect of DNB’s ongoing balance sheet repositioning that began in the third quarter of 2003.

Continued Strong Loan Growth

Despite intense competition in Chester County, DNB’s loan portfolio continued to grow at a healthy pace. During the most recent quarter, loans grew $12.8 million or 6.1%. For the six months ended June 30, 2004, loans increased $18.1 million or 8.8%. All loan categories showed improvement over 2003’s year-end levels, with the majority of the growth in leases and consumer loans. Leases increased $4.1 million or 48.8% to $12.5 million and consumer loans increased

$7.6 million or 21.5% during the first six months of 2004 as a result of a concerted marketing effort. During the same period, commercial loans and commercial mortgages increased a combined $5.4 million or 3.8% to $149.0 million.

Consistent Net Interest Income Improvement

Net interest income increased $81,000 or 2.5% to $3.3 million and $1.1 million or 20.7% to $6.5 million for the three and six months ended June 30, 2004. The improvement is a direct result of management’s continuing efforts to reposition its balance sheet, which focuses on strong loan growth and gathering low cost deposits. During the six months ended June 30, 2004, savings and checking accounts grew $19.9 million or 20.0%, contributing to the growth in net interest income.

Expanded Cash Management Services

During June, DNB announced its plans to expand its Cash Management Services by offering commercial customers the ability to sell their excess funds to DNB through repurchase agreements. This will augment DNB’s existing sweep arrangements and add approximately $22 million of low cost borrowings to DNB’s balance sheet.

DNB First, NA, a $435 million community bank headquartered in Chester County, Pennsylvania, is the oldest independent bank in the county with nine full-service offices. In addition to a broad array of consumer banking products, DNB offers commercial and construction lending, commercial leasing, cash management, brokerage and insurance through DNB Financial Services, and trust services through DNB Advisors. For more information, go to www/dnbfirst.com. Inquiries regarding the purchase of DNB Financial Corporation stock may be made through the market makers listed on our website at http://www.dnbfirst.com.

This press release contains statements, that are not of historical facts and may pertain to future operating results or events or management’s expectations regarding those results or events. These are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts. When used in this press release, the words “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, or words of similar meaning, or future or conditional verbs, such as “will”, “would”, “should”, “could”, or “may” are generally intended to identify forward-looking statements. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are either beyond our control or not reasonably capable of predicting at this time. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the results discussed in these forward-looking statements. Readers of this press release are accordingly cautioned not to place undue reliance on forward-looking statements. DNB disclaims any intent or obligation to update publicly any of the forward-looking statements herein, whether in response to new information, future events or otherwise. With regard to DNB’s balance sheet repositioning, the degree to which these steps can be accomplished will depend on a number of factors, including changes in the interest rate environment for loans, investments and deposits, loan prepayments, market opportunities for new loan and participation originations, and the availability of loan and lease receivables for purchase at attractive prices and yields, as well as management’s assessment of the timing of each of these opportunities and steps in light of future, unknown developments affecting DNB’s business generally.

DNB Financial Corporation
Summary of Financial Statistics
(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2004	2003	2004	2003
EARNINGS:
Total interest income	$4,901	$4,596	$9,784	$9,325
Total interest expense	1,620	1,900	3,302	3,955
Net interest income	3,281	2,696	6,482	5,370
Provision for loan losses	0	0	0	0
Non-interest income	822	836	1,609	1,510
Non-interest expense	3,209	3,001	6,374	5,763
Income before income taxes	894	531	1,717	1,117
Income tax expense	185	103	339	197
Net income	709	428	1,378	920
Net income per share, diluted*	$0.37	$0.22	$0.71	$0.47
PERFORMANCE RATIOS:
Interest rate spread (tax-equivalent basis)	3.46%	2.95%	3.49%	2.98%
Net interest margin (tax-equivalent basis)	3.48%	2.98%	3.51%	3.01%
Return on average equity	11.09%	6.52%	10.72%	7.07%
Return on average assets	0.68%	0.43%	0.67%	0.47%

	June 30
	2004	2003
FINANCIAL POSITION:
Total assets	$435,319	$400,434
Loans	221,539	184,765
Deposits	305,244	286,522
Borrowings	103,013	87,508
Stockholders’ equity	24,562	24,999
EQUITY RATIOS:
Tier 1 leverage ratio	7.20%	7.41%
Risk-based capital ratio	12.78%	12.71%
Book value per share*	$12.97	$13.11

*	All per share amounts have been restated to reflect the 5% stock dividend paid in December 2003.